Exhibit 99.1

CHINA AUTO LOGISTICS INC.  Stock Symbol CALI
Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Names New Chief Operating Officer and Four New Directors

TIANJIN, CHINA--(July 18, 2012) - China Auto Logistics Inc. (the "Company" or “CALI”) (NasdaqGM: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, announced today that Mr. Jin Yan, 46, has been appointed Chief Operating Officer (COO) of the Company, replacing Mr. Li Yangqian, who resigned the position with no disagreement concerning any matter relating to the Company’s operations, policies or practices.

An MBA graduate of Tianjin Nankei University, Mr. Jin joined the Company in 2011 as the General Manager of Sales of Shisheng.  Previously, he served for five years as managing director of a restaurant chain, operating a series of their restaurants.

Additionally, following the resignation of Mr.Yang Bin, a member of the Board and Senior Vice President of the Company, and Board members Gao Yang, Qu Zhong and Kong Xiaoyan, whose resignations did not result from any disagreements with the Company concerning its operations, policies or practices, the Board of Directors elected four new Board members.  The new independent directors are: Mr. Zou Baoying, who will serve on the Board’s compensation, nominating and corporate governance committees; Mr. Wang Wei, who will serve on the Board’s audit, compensation, nominating and corporate governance committees; and Ms. Yang Lili, who will serve on the Board’s audit, compensation, nominating and corporate governance committees.  Also named a director was Ms. Wang Xinwei, the Chief Financial Officer of the Company.  Each of the new directors will serve until the next annual meeting of shareholders and until a successor is elected and qualified.

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China’s top sellers of imported luxury vehicles, and also manages China’s largest imported auto mall in Tianjin.  Additionally, it operates www.cali.com.cn, one of the leading automobile portals in China, as well as three major websites serving China’s auto dealers and their customers.  The Company also provides a growing variety of “one stop” automobile related services such as short term dealer financing.  Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727